Exhibit 99.1

Citius Pharmaceuticals Completes Enrollment in Phase 2b Study of Halo-Lido for the Prescription Treatment of Hemorrhoids

Topline Results anticipated by the end of Q2 2023

CRANFORD, N.J., April 3, 2023 -- Citius Pharmaceuticals, Inc. (“Citius” or the “Company”) (Nasdaq: CTXR) today announced that the last patient has been enrolled in the Company’s Phase 2b clinical study of Halo-Lido (CITI-002), a topical formulation for the relief of hemorrhoids. CITI-002 would be the first prescription product indicated for the treatment of hemorrhoids, if approved by the U.S. Food and Drug Administration (FDA).

Approximately 300 adults with a clinical diagnosis of symptomatic hemorrhoids were enrolled in the Halo-Lido Phase 2b study (NCT05348200), a multi-center, randomized, dose-ranging, double-blind, parallel group comparison clinical trial. The primary outcome of the study is the change in hemorrhoidal symptoms as reported by the patients following treatment. Efficacy and safety data are recorded by patients utilizing a proprietary mobile-enabled Patient Reported Outcome (ePRO) instrument. The results of the study are anticipated by the end of the second quarter of 2023 and are expected to provide the foundation for development of the Phase 3 study.

“The completion of the Phase 2b enrollment is an important milestone for Citius. We are hopeful that analysis of the study data will support further evaluation of the potential of CITI-002 to provide relief for hemorrhoid patients. We congratulate our clinical management team, our CRO staff and the principal investigators who helped us achieve this milestone in a timely fashion. The study was fully enrolled within one year from initiation. We continue to believe that the global market for a prescription topical treatment for hemorrhoids is large and underserved. Contingent on the trial data, we expect to continue to advance this program to maximize its value,” stated Leonard Mazur, Executive Chairman of Citius.

About Halo-Lido (CITI-002)

CITI-002 is a proprietary topical formulation intended to provide symptomatic relief to individuals suffering from hemorrhoids. Hemorrhoids are a gastrointestinal disorder characterized by pain, swelling, itching, tenderness, and bleeding. Although hemorrhoids are not life-threatening, individual patients often suffer painful symptoms that can limit social activities and have a negative impact on the quality of life. More than half of the U.S. population will experience hemorrhoidal disease at least once in their life. Each year, nearly 10 million patients in the U.S. report symptoms.

About Citius Pharmaceuticals, Inc.

Citius is a late-stage biopharmaceutical company dedicated to the development and commercialization of first-in-class critical care products, with a focus on oncology, anti-infectives in adjunct cancer care, unique prescription products, and stem cell therapies. The Company’s diversified pipeline includes two late-stage product candidates, Mino-Lok®, an antibiotic lock solution for the treatment of patients with catheter-related bloodstream infections, which is currently enrolling patients in a Phase 3 Pivotal superiority trial, and I/ONTAK (E7777), a novel IL-2R immunotherapy for an initial indication in CTCL, for which a BLA is under review by the FDA.  Mino-Lok® was granted Fast Track designation by the FDA. I/ONTAK has received orphan drug designation by the FDA for the treatment of CTCL and PTCL. At the end of March 2023, Citius completed enrollment in its Phase 2b trial of CITI-002, a topical formulation for the relief of hemorrhoids. For more information, please visit www.citiuspharma.com.

Safe Harbor

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are made based on our expectations and beliefs concerning future events impacting Citius. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “plan,” “should,” and “may” and other words and terms of similar meaning or use of future dates. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: risks relating to the results of research and development activities, including those from existing and new pipeline assets, including CITI-002; the estimated markets for our product candidates and the acceptance thereof by any market; the ability of our product candidates to impact the quality of life of our target patient populations; our ability to commercialize our products if approved by the FDA; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; uncertainties relating to preclinical and clinical testing; the early stage of products under development; our need for substantial additional funds; our dependence on third-party suppliers; our ability to procure cGMP commercial-scale supply; market and other conditions; our ability to attract, integrate, and retain key personnel; risks related to our growth strategy; patent and intellectual property matters; our ability to identify, acquire, close and integrate product candidates and companies successfully and on a timely basis; government regulation; competition; as well as other risks described in our SEC filings. These risks have been and may be further impacted by Covid-19 and could be impacted by any future public health risks. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Risks regarding our business are described in detail in our Securities and Exchange Commission (“SEC”) filings which are available on the SEC’s website at www.sec.gov, including in our Annual Report on Form 10-K for the year ended September 30, 2022, filed with the SEC on December 22, 2022 and updated by our subsequent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof, and we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Investor Contact:

Ilanit Allen

ir@citiuspharma.com

908-967-6677 x113

Media Contact:

STiR-communications

Greg Salsburg

Greg@STiR-communications.com